Exhibit 21.1

List of Subsidiaries of the Registrant

Entity	Jurisdiction of Organization
Astoria Generating Company Holdings, L.L.C.	Delaware
Astoria Generating Company Acquisitions, L.L.C.	Delaware
Astoria Generating Company GP, LLC	Delaware
Astoria Generating Company, L.P.	Delaware
Astoria Operating Services, Inc.	Delaware
EBG Holdings LLC	Delaware
Boston Generating, LLC	Delaware
Mystic I, LLC	Delaware
Mystic Development, LLC	Delaware
Fore River Development, LLC	Delaware
BG Boston Services, LLC	Delaware
BG New England Power Services, Inc.	Delaware